Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, John Ramos (“Ramos”or you) was employed by CapSource Financial, Inc. (“Company”) as Chief Financial Officer as a non-contract employee from June 1, 2008 until October 13, 2008;

WHEREAS, on October 13, 2008, Ramos’ employment with the Company was terminated by the Company;

WHEREAS, Ramos and the Company have agreed to certain benefits in connection with the termination of the employee relationship;

NOW THEREFORE the Parties agree as follows:

Terms of Agreement

1.        This Agreement shall not be in any way construed as an admission by the Company that it has acted wrongfully with respect to Ramos or any other person, or that Ramos has any rights or claims whatsoever against the Company.

2.       This Agreement shall not be in any way construed as an admission by Ramos that he has acted wrongfully with respect to the Company or any other person, or that the Company has any rights or claims whatsoever against Ramos.

3.       The Company agrees to pay Ramos the following payments:

•        Payroll payments at the current rate and on the customary dates to and including November 30, 2008;

•        All salary accrued from inception of such accrual to and including October 15, 2008, such payment being due and payable to Ramos on or before November 30, 2008.

In executing this Agreement Ramos represents and warrants that he has been repaid for all of the expenses incurred by him on behalf of the Company and such payment was received by him on October 7, 2008.

4.       In consideration of the promises contained in this Agreement, Ramos agrees:

a.         On behalf of yourself and anyone claiming through you, irrevocably and unconditionally to release, acquit and forever discharge the Company and/or its parent corporation, subsidiaries, divisions, predecessors, successors and assigns, as well as each’s past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter “Releaseees” collectively), in each’s individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

b.         That you shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, including those of the Releasees.

5.         You agree to refer any and all reference checks to the Steven E. Reichert, General Counsel and you know that any such references will be limited to confirmation of your dates of employment and last position held. The obligation under this Paragraph is separable and any failure by the Company to perform the obligation in this Paragraph will only give rise to an action to enforce this Paragraph.

6.         You agree that you will not, directly or indirectly, disclose the fact of and terms of this Agreement, including the severance benefits, to anyone other than your attorney, except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law.

7.         This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

8.         On or before October 15, 2008, you will return all of the Company’s property in your possession, including, but not limited to, materials, such as customer lists, mailing lists, account information, samples, prototypes, price lists and pricing information any phone cards, cellular phone, automobile and all of the tangible and intangible property belonging to the Company and relating to your employment with the Company. You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property.

9.         You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

10.       You will not disclose any confidential or proprietary information (specifically including pricing, margins, key customer contacts and their profiles not generally known to the public) which you acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company.

11.       You agree that you will not make any public comments relating to the Company or its employees which are critical, derogatory or which may tend to injure the business of the Company.

12.       In the event that you breach any of your obligations under this Agreement, any outstanding obligations of the Company hereunder shall immediately terminate, and any payments previously made to you pursuant to Paragraph 3 shall be returned to the Company.

13.       The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

14.       This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understandings between you and the Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

15.       You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, even though you may not have done so, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

Accepted and agreed to on this 13th day of October, 2008.

John Ramos: /s/ John Ramos
Employee signature

Capsource Financial, Inc. /s/ Steven Reichert
By Its	Steven Reichert Vice President and General Counsel